Lyle B. Stewart, P.C.
                                                 3751 South Quebec Street
                                                  Denver, Colorado 80237
                                                 Telephone: 303-267-0920
                                                      Fax: 303-267-0922


United States Securities and Exchange Commission
December 16, 1997
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20459

Attention: Alan Morris, Mail Stop 4-5

Re:     The Quizno's Corporation
        Form S-3, File Number 333-38691

        Form 10-KSB, filed March 31, 1997
        Forms 10-QSB, filed May 15, August 12, and October 9, 1997
        Forms 8-K, filed January 21, April 2, May 28, June 27, July 31, and
         August 13, 1997
        File No. 0-23174

Dear  Madams  and  Sirs:

On behalf of my client, The Quizno's Corporation.(the "Corporation"), and pursuant to Rule 101(a)(2)(i) under Regulation S-T promulgated by the U.S. Securities and Exchange Commission, we are filing herewith Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 referenced above. In addition, in an accompanying letter from Mr. John L. Gallivan, Chief Financial Officer of the Corporation, we are responding to the comments of the Staff contained in the letter of Mr. H. Roger Schwall to Partick E. Meyers, Esq., Vice President and General Counsel of the Company, dated November 26, 1997. For ease of review, the numbered responses set forth in Mr Gallivan's letter correspond to the numbered paragraphs in the Staff's November 26, 1997 letter.

If you have any questions with respect to this filing or if comments are to be made regarding the enclosed material, please contact the undersigned at the telephone number above.


Very  truly  yours,

/s/  Lyle  B.  Stewart

December 12, 1997



Alan Morris
United States Securities and Exchange Commission
Division of Corporate Finance
450 5th Street, N.W.
Washington, D.C. 20549

Re:     Comment Letter Dated November 26 1997
        The QUIZNO'S Corporation
        Form S-3          File Number 333-38691
        Form 10-KSB       Filed March 31, 1997
        Forms 10-QSB      Filed May 15, August 12 and October 9, 1997
        Forms 8-K         Filed January 21, April 2, May 28, June 27, July 31
                           and
        August 12, 1997:  File Number 0-23174

Dear Mr. Morris:

The following is our response, to the above referenced letter. We have responded to each of the comments in the same order as set forth in your letter.

As discussed below, the Company has considered the Staff's comments on the accounting issues set forth in your letter of November 26, 1997. While the Company agrees that additional disclosures, as set forth below, will be included in future filings, we do not think that any of such additional disclosures are material, and therefore do not require amendment of any of our prior reports filed under the Securities Exchange Act of 1934.

FORM  S-3

Facing  Page
------------
1. We agree with this comment and have revised the facing page to check the Rule 415 box.

Risk  Factors
-------------
2. We agree with the comment and have revised the "Continued Listing" paragraph on page [12] of the Prospectus to state the Company is in compliance with the Nasdaq SmallCap market listing requirements.

ACCOUNTING  COMMENTS

Form  10-KSB
------------

Management's  Discussion  and  Analysis
---------------------------------------

Results  of  Operations
-----------------------
3. The provision for litigation settlement ($134,500 in 1996) includes $95,000 reserved to settle claims made against the Company by a former area director. A lawsuit was filed against the Company by the area director in 1996, settlement discussion held, and, although no settlement agreement was signed, the suit was dismissed by the area director in November of 1996. Nevertheless, based on the settlement discussions, the Company reserved the $95,000 as the likely amount that would be paid in the future to the area director.

The provision for bad debt ($224,063 in 1996) includes the addition to the Company's reserves against accounts receivable of $33,000 and against notes receivable of $140,000. The increase in the reserve is equal to 8% of the year end accounts receivable balance and 11.5% of the notes receivable balance. Between 1995 and 1996, accounts and notes receivable increased 46% as the result of the substantial growth in the number of the Company's franchised stores and area directors. A higher reserve against notes receivable was determined to be necessary due to certain promissory notes accepted for the sale of Company owned stores in 1995 and 1996.

In the Company's 1997 10-KSB and in any future filings where litigation settlements and provision for bad debts are material, the Company will provide a detailed discussion in MD&A similar to the above.

Statements  of  Cash  Flows
---------------------------
4a. The increase in intangible assets consists of $72,366 of cash paid to purchase trademarks and other assets and $77,407 of goodwill acquired with the purchase of three existing restaurants from franchisees. The purchase of goodwill was for notes payable and therefore, should be a non-cash item. We will revise the cash flows to reflect the acquisition of goodwill in the amount of $77,407 as non-cash in the December 31, 1997 10-KSB.

4b.        The reserve for store closures are holding costs accrued related to the period of time it takes the Company to sell a store and is reduced as the actual costs are incurred and paid. Therefore, the reserve is reduced through the payment of cash and reductions should not be a non-cash item under Paragraph 32 of SFAS 95.


Note  1  -  Principles  of  Consolidation
-----------------------------------------
5. The minority interest is in Classic Subs, LLC discussed in the preceding sentence. The minority interest that existed related to the remaining 48% investment that was reduced to zero in accordance with ARB 51, Paragraph 15.

Note  1  -  Property  and  Equipment  and  Intangible  Assets
-------------------------------------------------------------
6. Useful lives are disclosed in Note 1 under the property and equipment note. In the December 31, 1997 10-KSB, we will disclose the lives next to the categories in Note 2.

7. The Company has reviewed its long lived assets at both December 31, 1996 and September 30, 1997 in accordance with the provisions of FAS 121 and has determined that no impairment exists. In future filings, the Company will add the following accounting policy:

"The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carried amount of assets may not be recovered. The Company looks to the undiscounted cash flows associated with the assets in its assessment of whether or not these assets have been impaired."

Note 1 - Area Director Marketing Agreements
-------------------------------------------
8. In future filings, we will expand the disclosure on Area Director Marketing Agreements related to the commission being reduced to 1% for the remainder of the original 15 year term.

9. The reference to Note 7 is included only to refer the related party Area Directship sold (see paragraph 2 of Note 7) and not to add further explanation of revenue recognition related to Area Director Marketing Agreements. As stated in the earlier accounting policy notes, primarily under revenue recognition, it is the Company's policy to recognize franchise revenue when all material services and conditions required to be performed by the
Company have been substantially completed. This is in accordance with Paragraph's 5b and c of the Standard. The Standard goes on in Paragraph 6 to state that the installment and cost recovery method is used in cases when collectibility is uncertain. We will in future filings expand the disclosure to tie in our accounting policy that states that all services that are required to be performed by the Company have been completed before revenue is recognized and remove the reference to cash collections.

10. Marketing fee revenue was recognized in a consistent manner under the old agreement prior to 1995. The disclosure in the sentence "fees recognized in conjunction with this amendment were approximately zero, $54,000 and $74,000 in 1996, 1995, and 1994" related to revenue recognized by the Company as the result of Area Director Marketing Agreements amended in 1994 and 1995. In December of 1994, the Company changed its area director agreement effective January 1, 1995. Under the new agreement, area directors would receive a higher royalty from the franchisees in the area director's territory. In December of 1994 existing area directors were offered the opportunity to convert to the new agreement for a fee.

     Some of these area directors converted and paid the fee in 1994, and some in the first quarter of 1995, resulting in the recognition of the fee income discussed above. All material services and conditions related to these agreements required to be performed by the Company have been completed. The Company will add disclosure in its 1997 10-KSB to clarify this.

As stated above, the Company accounting policy for revenue recognition has not changed related to the Area Director Marketing fees and, thus, disclosure under APB 20 is not required. Pursuant to your phone conversation with David Steiner, our CPA, on December 12, 1997, we faxed to you information related to the prior accounting comments.

Note  1  -  Royalties  and  Advertising  Fees
---------------------------------------------
11. As stated in the third paragraph under the Royalties and Advertising Fees disclosure, the Company does not recognize any portion of the advertising fees as revenue or recognize as cost any expenditures.

The Company has established separate legal Trusts for the administration of its advertising funds. The Company collects the fees for the Trusts then transfers the money over to the Trusts. The Company will expand this disclosure in its 1997 10-KSB.

Note  1  -  Reserve  for  Losses  on  Store  Held  for  Resale
--------------------------------------------------------------
12. The Company does provide for impairment on its stores held for resale in accordance with SFAS 121. As indicated in response to comment 7, the Company will expand its accounting policies and disclosures to state this. In addition, as stated in response to comment 7, the Company will add to its accounting policies its impairment policy for stores held for resale, which is as follows:

"The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carried amount of assets may not be recovered. The Company looks to the undiscounted cash flows associated with the assets in its assessment of whether or not these assets have been impaired."

Note  7  -  Related  Party  Transactions
----------------------------------------
13. The Company applies the provisions of SAB Topic 1(B) to related party transactions.

Note  11  -  Stockholders  Equity
---------------------------------
14. The Company will include in future filings the weighted average exercise price and weighted average fair values of the options in accordance
with  FAS  123.    The  rate  is  $4.28  at  December  31,  1996.

Note  13  -  Purchase  Agreements
---------------------------------
15. The restaurant purchased by the Company in 1996 and sold in the same quarter for a loss of $40,000 was acquired from a franchisee pursuant to a repurchase agreement with the Company which required the Company to pay $155,000 for the restaurant. The price was in excess of the amount the
Company was able to sell the store by the $40,000 loss recorded on the transaction. The Company has no other repurchase agreements with any of its franchisees.

FORM  10-QSB  -  SEPTEMBER  30,  1997

Capital  Resources  and  Commitments
------------------------------------
16. It is the Company's intent to recognize both the franchise fee and the development fee when all material services and conditions required to be performed by the Company have been substantially completed. In this case it would be anticipated that upon the sale and opening of the store, such fees would be recognized as revenue.

17. The number of shares of Class B preferred stock which will be issued as the result of the conversion of debt to preferred stock is 100,000 shares. The conversion is for equal value with $500,000 of preferred stock issued in exchange for a $500,000 reduction in debt. After five years, the Class B preferred stock may be converted into common stock at a price equal to the market value of the common stock on the date of its conversion into common stock. There is no material beneficial conversion feature intrinsic in the preferred conversion.

18. We have added a pro-forma balance sheet as of September 30, 1997 reflecting the Class B and C preferred stock transactions on pages 6 and 7 of the Prospectus.

19. We agree with this comment and included the disclosure on page [6] of the Prospectus.

GENERAL

Year  2000  Disclosure
----------------------
20. The Company uses current versions of widely used, publicly available software for its accounting and other data processing requirements. The providers of the software utilized by the Company have stated that there will be no failures in the programs used by the Company resulting from the year 2000. The Company has no customized software. The Company has not yet determined the impact, if any, that year 2000 issues may have on its vendors. However, the Company believes there are adequate alternative vendors that can supply products and services to the Company if necessary. Finally, the Company's business, quick service restaurants, is not highly dependent upon electronic data processing. In conclusion, the Company does not believe it is at a material risk from year 2000 issues.

The  Company  will  provide  the  preceding  in  future  filings  under  MD&A.

Updating
--------
21. A "Recent Developments" section has been set forth on page 6 of the Prospectus, in which the recent preferred stock sales, Bain's Deli acquisition and current arbitration are discussed.

If  you  have  any  further  questions,  please do not hesitate to contact us.

Very  truly  yours,

THE  QUIZNO'S  CORPORATION


/s/  John  L.  Gallivan
John  L.  Gallivan
Chief  Financial  Officer

cc:          David  Steiner
     Patrick  E.  Meyers
Lyle  B.  Stewart
Richard  E.  Schaden

JLG/tc

   As filed with the Securities and Exchange Commission on December 15, 1997.
   ===========================================================================
                          Registration No. 333-38691
                          ==========================

                    SECURITIES  AND  EXCHANGE  COMMISSION
                          Washington,  DC    20549
                                 ____________

                           AMENDMENT  NO.  1  TO

                                   FORM  S-3
                            REGISTRATION  STATEMENT
                                     UNDER
                       THE  SECURITIES  ACT  OF  1933
                                 _____________

                         THE  QUIZNO'S  CORPORATION
     (Exact  Name  of  Registrant  as  Specified  in  Its  Charter)

               Colorado                          84-1169286
  (State or Other Jurisdiction of             (I.R.S. Employer
  Incorporation or Organization)           Identification Number)


                               1099 18th Street
                                 Suite  2850
                           Denver, Colorado   80202
                               (303) 291-0999
                     (Address, Including Zip Code,
                       and Telephone Number, Including
                      Area Code, of Registrant's Principal
                              Executive Offices)

                          Patrick E. Meyers, ESQ.
                 Vice  President  and  General  Counsel
                             1099  18th  Street
                                Suite  2850
                         Denver,  Colorado    80202
                               (303)  291-0999
        (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
                              _________________
                                 Copies  to:
                              Lyle B. Stewart, ESQ.
                             Lyle B. Stewart, P.C.
                             3751 S. Quebec Street
                            Denver, Colorado  80237
                                (303)  267-0920

          Approximate  date  of  commencement  of proposed sale to the public:
From  time  to  time  after  this  Registration  Statement  becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
     ________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         SUBJECT  TO  COMPLETION
         PRELIMINARY  PROSPECTUS  DATED  DECEMBER  15,  1997

PROSPECTUS

     100,000  Shares

     THE  QUIZNO'S  CORPORATION

     Common  Stock
     (par  value  $.001  per  share)



          This Prospectus relates to 100,000 shares of common stock, par value $.001 per share ("Common Stock"), of The Quizno's Corporation, a Colorado corporation (the "Company"), which may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at
negotiated  prices  (the  "Offering").    See  "Plan  of  Distribution."

          The Company is a franchisor and operator of quick service restaurants ("QSRs") under the name "Quizno's Classic Subs."

          The Company will not receive any of the proceeds from the sale of the shares of Common Stock (the "Shares") by the Selling Stockholders, but will receive funds upon the exercise of warrants, currently held by the Selling Stockholders, that are exercisable for the Shares registered hereby (the "Warrants"). The expenses of registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares which may be offered hereby will be paid by the Company.

          The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "QUIZ". On November 12, 1997, the last sale price of the Common Stock was reported as $4.94.

          SEE  "RISK  FACTORS"  ON  PAGE  8  FOR  CERTAIN RISKS THAT SHOULD BE
CONSIDERED  BY  PROSPECTIVE  PURCHASERS  OF  THE  SECURITIES  OFFERED  HEREBY.

     _____________________________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

     THE  DATE  OF  THIS  PROSPECTUS  IS  DECEMBER  __,  1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

          NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
GENERATE  THE  TABLE  OF  CONTENTS  AND  REMOVE  THE  DOUBLE  SPACING.
                               __________________

                               TABLE  OF  CONTENTS
                               __________________
                                                                 Page
                                                                 ----
AVAILABLE  INFORMATION                                            3

INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE              3

THE  COMPANY                                                      4

RISK  FACTORS                                                     6

USE  OF  PROCEEDS                                                11

SELLING  STOCKHOLDERS                                            11

PLAN  OF  DISTRIBUTION                                           12

INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS                    13

LEGAL  MATTERS                                                   13

EXPERTS                                                          13

      AVAILABLE INFORMATION INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Shares of the Common Stock are traded on the Nasdaq SmallCap Market. Such reports, proxy statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W.,
Washington,  D.C.    20006.

          The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

 INCORPORATION  OF  CERTAIN DOCUMENTS  BY  REFERENCEOF  CERTAIN  DOCUMENTS
  BY  REFERENCE

          The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") by the Company (File No. 000-23174) are incorporated herein by reference:

          (a) the Company's annual report for the fiscal year ended December 31, 1996 filed on Form 10-KSB, as filed with the Commission on March 31, 1997;

          (b) the Company's quarterly reports for the periods ended March 31, June 30, and September 30, 1997, each filed on Form 10-QSB, as filed with the Commission on May 15, August 12, and October 9, 1997, respectively, ^ and as amended on Forms 10-QSB/A on August 19, 1997 and October 14, 1997, respectively;

          (c) the Company's current reports dated January 21, April 2, May 28, June 27, July 31, August 13, and November 26, 1997 on Form 8-K; and

          (d) the description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

          All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Investor Relations Department, The Quizno's Corporation, 1099 18th Street, Suite 2850, Denver, Colorado 80202, telephone (303) 291-0999.

   THE  COMPANY

GENERAL

          The Company is engaged in franchising and, to a lesser extend, operating QSRs (the "Restaurants") using the registered service mark "Quizno's " and the name "Quizno's Classic Subs." The Restaurants offer a menu of submarine style sandwiches, salads, soups, desserts and beverages, including "Classic Lite" selections of submarine sandwiches and salads designed for consumers who are looking for a low-fat, healthy alternative to typical fast food products.

          The Company believes that the submarine sandwiches offered in the Restaurants are distinctive in the market for several reasons. Each submarine sandwich is prepared after the customer orders and with special ingredients, recipes and techniques. These ingredients, recipes and techniques are controlled to provide uniformity of taste and quality among all of the Restaurants.

          One of the most important distinctions of the Quizno's sandwich product is that it is served to the customer warm. Each sandwich is prepared open face and run through a conveyor oven that toasts the bread, melts the cheese and enhances the flavors of the meats.

          The Company focuses on the quality of the ingredients contained in the food products it uses and requires that all of its specified ingredients, which are generally higher quality than those that other submarine sandwich shops use, be purchased from approved suppliers. The cheeses used in the
Restaurants are all natural. The Italian style meats include a wine-cured Genoa salami, pepperoni and capicola, an Italian spiced ham. The turkey breast is real turkey breast.

          The Restaurants also are required to use certain products which are prepared for the Company in accordance with proprietary recipes developed by the Company. Foremost among these is Quizno's special recipe soft baguette style bread and its red-wine based vinaigrette dressing used as a base on most of the sandwiches. In addition, the Restaurants use the Company's proprietary recipe tuna mix blend, garlic oil blend, and marinara sauce.

          The Restaurants' upscale decor is designed to convey an Italian deli ambiance and to match the upscale QSR market niche represented by the product. The typical Restaurant has a seating capacity of 20 to 60 customers at up to 30 tables. Open kitchens allow customers to watch as their sandwiches are prepared. The decor package for the Restaurants includes framed reproductions of old Italian food product labels, hand-painted Italian style posters. The Italian theme is carried through in standard red and green seating fixtures against a black and white ceramic tile floor. Real wood trim adds a rich warmth to the dining room not found in typical fast food dining environments.

          Besides a pleasant upscale environment for in-house dining, the Restaurants offer conveniently packaged meals for carry out to serve lunch time office workers and to serve the home meal replacement segment of the market.

          Quizno's  Restaurants  were  first  opened  in 1981 by the Company's predecessor. As of September 30, 1997, there were 241 Restaurants in operation, of which 13 are Company owned, and agreements were in place for the opening of an additional 170 franchised Restaurants. Since its inception, the Company has incurred losses totaling $2,158,709, through September 30, 1997. The Company has financed these losses primarily through the sale of common stock and through the issuance of preferred stock as well as convertible subordinated debt. For the nine months ended September 30, 1997, the Company has incurred a loss of $205,000 compared to $475,000 in its prior year. The Company's trends are positive in that for the three months ended September 30, 1997, it had a profit of $90,000 as compared to a loss of $279,000 for the same period in the preceding year. As seen in its statement of cash flows for the nine months ended September 30, 1997, the Company generated cash from operations of approximately $165,000. The Company believes its ability to generate cash flow, combined with additional financing if necessary, will generate sufficient cash to support its operations for the next twelve months.

          The Company's principal executive office is located at 1099 18th Street, Suite 2850, Denver, Colorado 80202, and its telephone number is (303) 291-0999.

RECENT  DEVELOPMENTS

          During the months of October and November of 1997, the Company raised $835,000 through a private placement of 167,000 shares of its Class C Convertible Preferred Stock. Such Class C shares carry a preferred dividend of 12% per annum until converted and are immediately convertible on a one-for-one basis into shares of the Company's Common Stock. During such period, the Company also issued 100,000 shares of its Class B Preferred Stock to its principal lender upon the conversion of $500,000 of debt principal to such shares. Such Class B shares carry a preferred dividend of 12.75% per annum, are redeemable by the Company and are convertible after five years at the then market value.

          As a result of these ^preferred stock sales, and assuming they occurred as of September 30, 1997, the Company's pro forma Balance Sheet would be adjusted as follows:

                           THE QUIZNO'S CORPORATION

                            Summary Financial Data
                              September 30, 1997
                                  (Unaudited)




                                     September  30,        Pro  Forma
                                          1997            September 30,
                                       As Reported             1997
                                   -------------------     -------------
Current assets                          $ 3,501,036         $ 4,336,036(1)
Property and equipment, net               1,763,742           1,763,742
Other  assets                             1,942,225           1,942,225
                                        -----------          ----------

Total  assets                           $ 7,207,003         $ 8,042,003
                                        ===========         ===========

Current liabilities                     $ 1,575,880         $ 1,575,880

Long-term  liabilities                    2,202,908           1,702,908(1)
Deferred  franchise  fees                 2,269,756           2,269,756

Stockholders' equity
 Preferred stock, $.001 par value,
  1,000,000 shares  authorized
 Class A - 146,000 issued and outstanding,
  liquidation value of $6 per share
  plus unpaid and  accumulated
  dividends                                      146                 146
 Class B - 0 and 100,000 (pro forma)
  shares issued and outstanding,
  liquidation value of $5
  per share plus unpaid and accumulated
  dividends                                       -                  100(1)
 Class C - 0 and 167,000 (pro forma) shares
  issued and outstanding, liquidation value
  of $5 per share plus unpaid and accumulated
  dividends                                       -                  167(1)
Common stock, $.001 par value, 9,000,000 shares
  authorized,  issued  and  outstanding
  9,904,567                                    2,905               2,905
Capital in excess of par value             3,314,117           4,648,850
Accumulated deficit                       (2,158,709)         (2,158,709)
                                           1,158,459           2,493,459

                                        $  7,207,003          $8,042,003
                                        ============          ==========

(1) Assumes the conversion of $500,000 of the $2 million debt into Class B Preferred Stock and the sale of $835,000 of Class C Preferred Stock

          On November 12, 1997, The Quizno's Acquisition Company (the "Company"), a wholly-owned subsidiary of the Company, acquired certain assets used in the franchise operations and restaurant business known as Bain's Deli from Bain's Deli Franchise Associates and Jolles #4 Partnership (the "Sellers"). The Company acquired the rights to operate three company-owned restaurants and to be the franchisor of sixty operating Bain's Deli restaurants. The consideration paid by the Company to the Sellers for the acquisition was valued at $1,235,000, subject to adjustment upward or downward in certain circumstances. Such consideration is as follows: Sellers were paid $555,490 at the closing, the Company is obligated to issue Sellers 18,182 shares of its common stock, and a promissory note was issued by the Company to the Sellers in the principal amount of $579,510, bearing simple interest at 10% per annum, payable by the Company in monthly payments of $10,735.91 for seventy-two months. The Company has the right to adjust the principal amount of the promissory note as a setoff in certain circumstances. In addition, the Company entered into a consulting agreement with Mr. Jordon A. Katz, a principal of the Sellers [purchased the name "Bain's Deli" from Jolles Corporation] and entered a managing agreement with Jeffrey Jolles, a principal of Jolles Corporation.

On December 5, 1997, an arbitration involving the Company as a defendant was scheduled for hearing on January 12, 1998. The Demand for Arbitration was filed on December 31, 1996 by S2D Subs, LLC, a former franchisee of the Company (S2d Subs, LLC v. The Quizno's Corporation Case No. 54 11400027 97, American Arbitration Association). The arbitration also names Richard E. Schaden, the President, Chief Executive Officer and a Director of the Company, Richard F. Schaden, A Director and Secretary of the Company, another member of their family and a former employee of the Company. The allegations of the plaintiff include breach of contract, fraud, misrepresentation, unfair trade practices and violation of the Michigan Franchise Investment Law. While the specific amount sought by the plaintiff is not stated in the Demand for Arbitration, preliminary discussions between representatives of the parties suggested plaintiff would settle for approximately $300,000. The Company rejected any possible settlement at that level. The Company and all the defendants have denied that this claim will have a material adverse affect on the financial condition of the Company. The Company has filed a counterclaim against S2D, LLC alleging among other things, breach of its franchise agreement.

RISK  FACTORS

          Each prospective investor should carefully consider the following factors inherent in and affecting the business of the Company, and this offering before making a decision to purchase the Common Stock offered hereby.

NO  OPERATING  PROFIT  TO  DATE

          The Company began business operations in January 1991 and went public in early 1994. The Company has not yet earned a profit in any year. The Company had net losses applicable to common stockholders of $1,075,908 in 1996, $348,512 in 1995 and $754,031 in 1994. See "THE COMPANY - General"

COMPETITION  FOR  BUSINESS

          The restaurant industry is highly competitive with respect to price, service, food quality and location and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. Many of the Company's competitors have achieved significant national, regional and local brand name and product recognition and engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new
markets  or  introduce  new  products.    The  quick  service  industry  is
characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns.

          Industry data indicates that over the decade of the 1990s, the number and frequency of Americans eating out has increased. However, such data also indicates that the number of restaurants, and particularly QSRs, have increased more rapidly than the number of customers during this decade. Increasing competition has reduced margins and made consistent profitable operations more of a challenge.

          Culinary fashions among Americans will also impact the Company's profitability. As eating habits change and types of cuisine move in and out of fashion, the Company's challenge will be to maintain a menu within the Company's distinctive culinary style that appeals to an increasing market share.

          In response to flat growth rates and declines in average sales per restaurant, certain of QSR companies have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors price reductions. Continuing or sustained price discounting in the quick service industry could have an adverse effect on the Company.

COMPETITION  FOR  AND  DEPENDENCE ON AREA DIRECTORS, FRANCHISEES AND LOCATIONS

          The Company's future success will depend, in part, upon its ability to attract qualified Area Directors and franchisees, who will be primarily responsible for the development of the Quizno's concept in their regional or local area, and upon the ability of its Area Directors and franchisees to obtain suitable Restaurant locations and sufficient financing to successfully develop and operate Restaurants. The market for suitable Restaurant locations is highly competitive because both restaurant and non-restaurant retail operations compete for prime real estate sites. The Company will train and work with its Area Directors and franchisees to maintain the quality and ambiance that are integral to the Quizno's concept. However, no assurance can be given that the Company's Area Directors and franchisees will be successful.

VIABILITY  OF  CONCEPT  NATIONWIDE

          To date, most of the Company's mature franchises are located in Colorado and Colorado is the Company's most developed market. While franchisees of the Company have opened over 175 Restaurants in other markets, there can be no assurance that the Company's concept of a higher quality, health conscious food product, served in a Italian deli-like ambiance, will appeal to consumers in other areas of the United States.

ABILITY  TO  ACHIEVE  DESIRED  EXPANSION

          The Company's growth strategy is to focus on the controlled development of additional franchised and Company-operated Restaurants in selected markets across the United States. The Company's ability to expand will depend on a number of factors, including the availability and cost of suitable locations, the hiring, training and retraining of skilled management and other personnel, the availability of adequate financing, the selection and acceptability of franchisees and other facts, some of which are beyond the control of the Company. There can be no assurance that the Company or its franchisees will be able to continue to open the planned new Restaurants or that, if opened, those Restaurants can be operated profitably. The Company has not yet been able to institute a program with one or more financial institutions to provide regular financing to its franchisees. The opening of additional Restaurants in the same market areas could have the effect of attracting customers from existing Restaurants located in that area and thereby reduce sales volumes in existing Restaurants.

IMPACT  OF  NATIONAL  AND  REGIONAL  ECONOMIES

          The health of national and regional economies has a significant impact on the restaurant industry. An expanding economy provides disposable income, which causes customers to eat out more frequently. A national or regional economic slow down will, in all probability, adversely impact the operations of restaurants, including those owned and franchised by the Company. This, in turn, will adversely impact the Company's royalty income and income from Company-owned Restaurants. The Company's franchises are still concentrated in a few regions of the U.S., and therefore adverse economic conditions in those regions may have a materially adverse impact on the Company's profitability. Finally, because many Company franchisees are in areas affected by severe winter weather, such weather could adversely impact the Company's royalty income.

LABOR  AND  OTHER  COSTS

          Costs of labor and employee benefits are significant expenses in the restaurant industry. While such costs have remained stable in recent years, a significant increase in wages throughout the country could adversely impact the Company and other restaurant businesses. Costs of food and non-food items are also significant factors in the restaurant industry and, finally, the cost of marketing may negatively impact restaurant operations, particularly in competitive markets where the brand name is not yet established.

CONFLICTS  OF  INTEREST

          Mr. Richard F. Schaden, an officer and director of the Company, owns interests in entities that hold two Quizno's Area Directorships. Mr. Frederick H. Schaden, a director of the Company, also owns an interest in one of those entities. Conflicts of interest may arise with respect to transactions between the Company and Area Directors in which officers or directors of the Company hold an interest, such as when loans are made by the Company to such Area Directors. Company-owned stores will also present conflict of interest issues, particularly with respect to the location of Company-owned stores in relation to franchisee-owned stores and the amounts allocated by the Company for goods and services that are also provided by the Company to its franchisees for a fee, such as advertising services.

GENERAL  LIABILITY  INSURANCE

          Although the Company carries general liability and commercial insurance of up to $1,000,000 per occurrence and $2,000,000 in the aggregate, subject to no deductible, there can be no assurance that this insurance will be adequate to protect the Company against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy could have a material adverse effect on the financial condition of the Company. There can be no assurance that the Company will be able to maintain this insurance on reasonable terms.

DEPENDENCE  ON  RICHARD  E.  SCHADEN

          The success of the Company's business will be dependent upon Mr. Richard E. Schaden, its Chief Executive Officer, who is also principal stockholders of the Company. The Company's anticipated growth also depends upon its ability to attract and retain skilled management personnel. The Company has obtained key-man life insurance in the amount of $1,000,000 on Mr. Schaden's life.

CONTROL  BY  EXISTING  STOCKHOLDERS

          Richard E. and Richard F. Schaden (the "Schadens") own an aggregate of approximately 54% of the outstanding voting Common Stock of the Company, and rights to purchase an additional approximately 181,000 shares in the future. Shareholders do not have cumulative voting rights with respect to the election of directors. The Schadens have the ability to elect all of the directors of the Company and to thereby direct or substantially influence the management, policies and business operations of the Company and to have the power to control the outcome of any matter submitted to the vote of the Company's stockholders.

NO  DIVIDENDS  ANTICIPATED

          The Company has never paid any cash dividends on its Common Stock. The Company anticipates that in the future, earnings, if any, will be retained for use in the business, and it is not anticipated that cash dividends with respect to the Common Stock will be paid in the foreseeable future.

POSSIBLE  PRICE  OF  THE  COMPANY'S  COMMON  STOCK

          The market price of the Company's Common Stock has been highly volatile. Factors such as the Company's operating results and the small volume of shares of its Common Stock that are traded have a significant effect on the market price of the Company's Common Stock. In addition, market prices for the securities of many emerging and small capitalization companies have experience wide fluctuations in response to variation in quarterly operating results and general economic indicators and conditions, as well as other factors beyond the control of the Company.

PREFERRED  SHARES  AVAILABLE  FOR  ISSUANCE

          The Company has one million shares of Preferred Stock authorized. The Company has issued 146,000 shares of Class A Preferred Stock, 100,000 shares of Class B Preferred Stock and 167,000 shares of Class C Preferred Stock, upon which monthly dividends are paid. Such Classes of Preferred Stock are senior to the Common Stock as to dividends and liquidation preferences. Shares of Preferred Stock may be issued by the Company in the future without shareholder approval and upon such terms as the Board of Directors may determine, including the payment of dividends. The rights of the holders of Common Stock will be subject to and may be affected adversely by the rights of holders of shares of any Preferred Stock that may be issued in the future. The availability of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a third party from acquiring control of the Company through the purchase of shares of the Common Stock.

GOVERNMENT  REGULATIONS

          The restaurant business is subject to extensive federal, state and local government regulations relating to the development and operation of restaurants, including regulations relating to building and zoning requirements and the preparation and sale of food, and laws that govern the Company's relationship with its employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. The failure to obtain or retain food licenses or substantial increases in the minimum wage could adversely affect the operation of the Restaurants. The Company is also subject to federal regulations and certain state laws which regulate the offer and sale of franchises to its franchisees.

CONTINUED  LISTING  AND  PENNY  STOCK  REGULATIONS

          The daily trading price of the Company's Common Stock has been quoted on the Nasdaq SmallCap Market since its initial public offering. There can be no assurance that quotation on the Nasdaq SmallCap Market will be maintained. In August 1997, The Nasdaq Stock Market, Inc. issued new listing maintenance requirements for the Nasdaq SmallCap Market, which may adversely affect the ability of listed companies to maintain their Nasdaq SmallCap listings. The Company currently meets the new Nasdaq SmallCap Market listing maintenance requirements. If the Company fails to meet the maintenance criteria in the future, the trading price for the Common Stock would not be carried in many newspapers, and the shares might be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require that broker-dealers must apply a special suitability standard for purchasers of stocks of companies subject to such rules and receive the purchaser's prior written consent for the transaction. These rules, if applied to the Company's Common Stock in the future, may inhibit the ability of broker-dealers to sell the Company's Common Stock in the secondary market.

IMPACT  OF  SHARES  ELIGIBLE  FOR  FUTURE  SALE

          Future sales by existing stockholders could adversely affect the prevailing market price of the Common Stock. As of September 30, 1997 the Company had 2,904,567 shares of Common Stock outstanding. Of these shares, approximately 1,300,000 shares are freely transferrable without restrictions. The remainder, principally owned by insiders, may be sold into the public market from time to time in the future, and thereby become freely transferrable. As of September 30, 1997, 6,989 shares had been issued and approximately 280,000 shares were issuable upon the exercise of outstanding options. The shareholders of the Company have authorized the Company to issue options covering up to 460,000 shares of Common Stock. The Company intends to register Common Stock underlying such options, which are held principally by the Company's employees, directors and advisors, ^in early 1998. Upon exercise of such options, the shares would be eligible for immediate sale in the public market. In addition, 446,000 shares of Common Stock have been reserved for issuance upon conversion of the outstanding shares of Class A, Class B and Class C Preferred Stock of the Company, and one of the Company's major lenders has the right to convert debt or exercise warrants for 415,056 shares of Common Stock.

FORWARD-LOOKING  STATEMENTS

          Certain of the information discussed in this Prospectus are forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way. Such risks and uncertainties include, without limitation, the risk factors discussed above. Many of these risks are beyond the control of the Company.

USE  OF  PROCEEDS OF  PROCEEDS

          The net proceeds from the sale of the Shares will be received by the Selling Stockholders. The Company will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders. The Company will receive funds upon the exercise of the Warrants, currently held by the Selling Stockholders, that are exercisable for the Shares. Such funds, when received by the Company, will be used for general corporate purposes, including working capital.

SELLING STOCKHOLDER

          The table below sets forth information as of September 30, 1997 with respect to the Selling Stockholders, including names, holdings of shares of Common Stock prior to the offering of the Shares, the number of Shares being offered for each account, and the number and percentage of shares of Common Stock to be owned by the Selling Stockholders immediately following the sale of the Shares, assuming all of the offered Shares are sold.


                                                              Shares of
                           Shares of                        Common Stock
                          Common Stock                         to be
                          Beneficially        Shares of      Beneficially
                          Owned Before      Common Stock      Owned AFter
                        the Offering (1)    Being Offered     the Offering
                       ----------------     -------------     ------------

R. David Van Treuren         25,200               25,200             0
William T. Richey            25,000               25,000             0
S. James Horning             18,900               18,900             0
Michael J. Zales             17,800               17,800             0
Mary C. Lloyd                 9,500                9,500             0
Neil A. Cox                   2,300                2,300             0
Judy L. Clarke                1,300                1,300             0



(1) All shares shown are issuable upon the exercise of Warrants currently owned by such persons and exercisable at $5.00 per share.

RELATIONSHIP  BETWEEN  THE  COMPANY  AND  THE  SELLING  STOCKHOLDERS

          The Selling Stockholders are unaffiliated with the Company. Each Selling Stockholder was employed by Rocky Mountain Securities & Investments, Inc. at the time that entity was the Representative of the underwriters of the Company's initial public offering. The Warrants currently held by the Selling Stockholders were initially issued to the Representative as part of its underwriting compensation.

PLAN  OF  DISTRIBUTION OF DISTRIBUTION

          Any distribution of the Shares by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq Stock Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. All discounts, commissions or fees incurred in connection with the sale of the Common Stock offered hereby will be paid by the Selling Stockholders, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission, and of registering or qualifying the Common Stock will be paid by the Company.

          The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

          Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

          If required at the time a particular offering of the Shares is made, a Prospectus Supplement would be distributed which would set forth the amount of the Shares being offered and the terms of the Offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Company has been informed that no underwriter  for  the  Shares  has  been  engaged  at  this  time.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

          The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.

INDEMNIFICATION  OF OFFICERS AND
DIRECTORS OF  OFFICERS  AND  DIRECTORS

          Article 109 of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the Company, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the Company (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases that his conduct was at least not opposed to the Company's best interests. In the case of a criminal proceeding, the director, officer, employee  or  agent  must  have  had  no  reasonable cause to believe that his conduct was unlawful. Under Colorado Law, the Company may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the Company if the director is adjudged liable to the Company, or in a proceeding in which the directors, officer employee or agent is adjudged liable for an improper personal benefit.

          The Company's Articles of Incorporation provide that the company shall indemnify its directors, and officers, employees and agents to the fullest extent and in the manner permitted by the provisions of the laws of the State of Colorado, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in the by-laws of the Company or any shareholders' or directors' resolution or by contract. Consistent with its Articles of Incorporation, the Company has entered into agreements to provide indemnification for the Company's directors and certain officers.

          Insofar as indemnification for liabilities under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL  MATTERS

          The validity of the Shares offered hereby is being passed upon for the Company by Lyle B. Stewart, P.C., Denver, Colorado.


EXPERTS

          The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in the Form 10-KSB have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. With respect to the unaudited interim consolidated financial information in the Company's quarterly reports for the periods ended March 31, June 30, and September 30, 1997, each filed on Forms 10-QSB or as amended on Forms 10-QSB/A, the independent certified public accountants have not audited or reviewed such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

     PART  II

     INFORMATION  NOT  REQUIRED  IN  PROSPECTUS


     ITEM  14.    OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

          The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.


SEC Registration Fee               $      170
Accountants' Fees and Expenses          1,000*
Legal Fees and Expenses                 4,000*
Miscellaneous                           2,000*
                                       ------

TOTAL                              $    7,170*
                                       ======
____________________
     *    Estimated,  subject  to  change.


          The Company will bear all of the above expenses of the registration of the Shares.

     ITEM  15.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

          See  "INDEMNIFICATION  OF OFFICERS AND DIRECTORS" in the Prospectus.

     ITEM  16.    EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION
------                    -----------

4.1            Specimen  copy  of  Common Stock Certificate*

5.1            Opinion  of  Lyle  B.  Stewart,  P.C.*

23.1           Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.2           Consent of Lyle B. Stewart, P.C. (included in Exhibit 5.1)

24.1           Power  of  Attorney*

*  Previously  filed

     ITEM  17.    UNDERTAKINGS.

     A.          The  undersigned  Registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");


               (ii)          To  reflect in the prospectus any facts or events
arising  after  the  effective date of the Registration Statement (or the most recent  post-effective  amendment  thereof)  which,  individually  or  in  the aggregate,  represent a fundamental change in the information set forth in the
Registration  Statement.    Notwithstanding  the  foregoing,  any  increase or
decrease  in  volume  of  securities  offered  (if  the  total dollar value of securities  offered  would  not  exceed  that  which  was  registered) and any deviation from the low or high and of the estimated maximum offering range may be  reflected  in the form of prospectus filed with the Commission pursuant to
Rule 424(b) if, in the aggregate, the changes in volume and price represent no more  than 20 percent change in the maximum aggregate offering price set forth in  the  "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided,  however,  that paragraphs (A)(1)(i) and (A)(1)(ii) do not
          --------   -------
apply  if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and
the information required to be included in a post-effective amendment by those paragraphs  is  contained  in  periodic reports filed with or furnished to the
Securities  and  Exchange  Commission  (the  "Commission")  by  the Registrant
pursuant  to  Section  13  or  Section 15(d) of the Securities Exchange Act of
1934,  as  amended (the "Exchange Act"), that are incorporated by reference in the  Registration  Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.       Insofar as indemnification for liabilities arising under the Act may  be  permitted  to  directors,  officers  and  controlling  persons of the
Registrant  pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against  public  policy  as  expressed  in  the  Act  and  is,  therefore,
unenforceable.    In  the  event that a claim for indemnification against such liabilities  (other than the payment by the Registrant of expenses incurred or paid  by  a  director,  officer or controlling person of the Registrant in the successful  defense  of  any  action,  suit or proceeding) is asserted by such director,  officer  or  controlling  person  in connection with the securities being  registered,  the  Registrant will, unless in the opinion of its counsel the  matter  has  been  settled by controlling precedent, submit to a court of appropriate  jurisdiction  the  question whether such indemnification by it is against  public  policy  as  expressed  in the Act and will be governed by the final  adjudication  of  such  issue.





     SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on December 15, 1997.


                              THE  QUIZNO'S  CORPORATION


                              By    /s/  Patrick  E.  Meyers
                                  --------------------------
                                   Patrick  E.  Meyers,
                                   Vice  President  and
                                   General  Counsel


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




     Signature                        Title                        Date
     ---------                        -----                        ----

--------*-------
Richard E. Schaden         President, Chief Executive
                           Officer and Director (Principal
                           Executive Officer)               December 15, 1997

---------*-------
John L. Gallivan           Chief Financial Officer
                           and Treasurer (Principal Financial
                           and Accounting Officer)          December 15, 1997

---------*---------
Richard F. Schaden         Vice President, Secretary
                           and Director                     December 15, 1997

-------*---------
Brownell M. Bailey         Director                         December 15, 1997

------*----------
Mark L. Bromberg           Director                         December 15, 1997

-------*---------
J. Eric Lawrence           Director                         December 15, 1997

---------*--------
Frederick  H.  Schaden     Director                         December  15,  1997

* Patrick E. Meyers, by signing his name thereto, does sign this document on behalf of himself and each of Messrs. Richard E. Schaden, Richard F. Schaden, Gallivan, Bailey, Bromberg, Lawrence and Frederick H. Schaden in the capacities indicated immediately above pursuant to powers of attorney duly executed by each such person and filed with the Securities and Exchange Commission.

                                   /s/  Patrick  E.  Meyers
                                   ------------------------
                                   Patrick  E.  Meyers
                                   Attorney-in-Fact

     EXHIBIT  INDEX



Exhibit
Number                      DESCRIPTION                                   PAGE
------                      -----------                                   ----

4.1                        Specimen  copy  of  Common Stock Certificate*

5.1                        Opinion  of  Lyle  B.  Stewart,  P.C.*

23.1                       Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.4                       Consent  of  Lyle  B.  Stewart,  P.C.
                           (included  in  Exhibit  5.1)

24.1                              Power  of  Attorney*



*  Previously  filed